Exhibit 2.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             JOINUSONLINE.COM, INC.

         Pursuant to Sections 242 and 245 of the General Corporation Law
                            of the State of Delaware

      JoinUsOnline.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

      FIRST: The name of the corporation is JoinUsOnline.com, Inc. The Corporation was originally incorporated under the name of G. B. International, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 1990.

      SECOND: Pursuant to (a) Sections 242 and 245 of the General Corporation Law of the State of Delaware; and (b) resolutions (i) proposed by the Corporation's directors at a meeting held on August 16, 2000, and (ii) adopted by written consent executed on August 16, 2000 by the holders of all of the outstanding shares of the capital stock of the Corporation, this Restated Certificate of Incorporation of the Corporation restates and integrates, and further amends the provisions of the Certificate of Incorporation of this Corporation.

      THIRD: The Certificate of Incorporation of this Corporation, as heretofore amended or supplemented, is hereby restated and further amended to read in its entirety, as follows:

                     "RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             JOINUSONLINE.COM, INC.

            1. The name of the corporation (herein referred to as the "Corporation") is: JoinUsOnline.com, Inc.

            2. The address of the registered office of the Corporation in the State of Delaware is 25 Greystone Manor, Lewes, County of Sussex, Delaware 19958. The name of the Corporation's registered agent at such address is Harvard Business Services, Inc..

            3. The purposes of the Corporation are to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

            4. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is fifty million (50,000,000), forty million (40,000,000) of which shall be Common Stock, $.001 par value per share, and the remaining ten million (10,000,000) of which shall be Preferred Stock, $.001 par value, issuable in one or more series.

            The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

            The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (h) Any other relative rights, preferences and limitations of that series.

            If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

            5. No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase, or receive any shares of stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold, or offered for sale by the Corporation.

            6. The Corporation is to have perpetual existence.

            7. The private property or assets of the stockholders of the Corporation shall not to any extent whatsoever be subject to the payment of the debts of the Corporation.

            8. Elections of directors need not be by written ballot unless otherwise provided in the By-laws of the Corporation.

            9. The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the By-laws of the Corporation. None of the directors need be a stockholder or a resident of the State of Delaware.

            10. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized, without first receiving the assent of the stockholders, to:

                  (a) Make, amend, alter, change, add to or repeal the Bylaws of the Corporation;

                  (b) Authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

                  (c) Set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and reduce any such reserve in the manner in which it was created;

                  (d) Adopt from time to time By-law provisions with respect to indemnification of directors, officers, employees, agents, and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law;

                  (e) Determine from time to time whether, to what extent, at what times and places, and under what conditions, the books and accounts of the Corporation (other than the record of stockholders) or any of them, shall be open to inspection by stockholders; and

                  (f) Exercise all such powers and do all such acts and things, in addition to the powers and authorities herein or by statute expressly conferred upon them, as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of the state of Delaware, of this Certificate of Incorporation and of any By-laws from time to time made by the Stockholders; provided, however, that no By-law so made shall invalidate any prior act of the directors which would have been valid if such By-law had not been made.

            11. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation, subject to any provision contained in the statutes.

            12. The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights, powers, privileges, and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.

            13. Subject to, and to the fullest extent permitted by, Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time, no director shall be liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Corporation; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability under Section 174 of the Delaware General Corporation Law; or
      (4) a transaction from which the director derived an improper personal benefit."

      THIRD: In order to accomplish a subdivision of the outstanding shares of the Corporation's common stock effected pursuant to, and in connection with, the foregoing amendment and restatement of the Certificate of Incorporation, the 1,500 outstanding shares of common stock shall be increased to 10,000,000 outstanding shares by changing each of such shares into 10,000,000/1,500 of a share.

      FOURTH:This Restated Certificate of Incorporation of the Corporation has been adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed on behalf of JoinUsOnline.com, Inc. by William R. Becker, its President, under penalties of perjury, on this 16th day of August, 2000.

                                            JoinUsOnline.com, Inc.


                                            By:
                                               ________________________________
                                                 William R. Becker, President